ADVISORY AND SERVICE CONTRACT


     This Agreement, made as of January 27, 1998, by and between Wasatch Funds, Inc., a Minnesota corporation (the "Corporation"), on behalf of each Fund represented by a series of shares of common stock of the Fund that adopts this Agreement (each a "Fund" and, collectively, the "Funds") (the Funds, together with the date each Fund adopts this Agreement, are set forth in Exhibit A hereto, which shall be updated from time to time to reflect additions, deletions or other changes thereto), and Wasatch Advisors, Inc., a Utah corporation (the "Adviser").

     In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. The Corporation hereby employs the Adviser to act as the investment adviser for and to manage the investment and reinvestment of the assets of each Fund in accordance with each Fund's investment objective and policies and limitations, and to administer their affairs to the extent requested by and subject to the supervision of the Board of Directors of the Corporation for the period and upon the terms herein set forth. The investment of funds shall be subject to all applicable restrictions of the Articles of Incorporation and Bylaws of the Corporation as may from time to time be in force.

     The Adviser accepts such employment and agrees during such period to render such services, to furnish office facilities and simple business equipment, to permit any of its officers to serve without compensation as directors or officers of the Corporation if elected to such positions and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein provided be deemed to be an independent contractor, and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation. It is understood and agreed that the Adviser, by separate agreement with the Corporation, may also act as Distributor for a Fund.

     2. For the services and facilities described in Section 1, each Fund will pay to the Adviser at the end of each calendar month, an investment management fee computed at the annual rate of the percentage of the average daily net assets of each Fund as set forth in Exhibit A.

     If expenses borne by a Fund in any fiscal year (including the Adviser's fee, but excluding interest, taxes, fees incurred in acquiring and disposing of portfolio securities and, to the extent permitted, extraordinary expenses), exceed those set forth in any statutory or regulatory formula prescribed by any state in which Fund shares are registered at such time, the Adviser will reimburse the Fund for any excess.

     The net asset value of each Fund shall be calculated as of the close of the New York Stock Exchange on each day the Exchange is open for trading or as of such other time or times as the directors may determine in accordance with the provisions of the Investment Company Act of 1940 (the "Act"). On each day when the net asset value is not calculated, the net asset value of a share of common stock of a Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.

     For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of the Adviser to the Funds under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.
     3. In addition to the fee of the Adviser, the Funds shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Funds' securities or other property and for any other charges of the custodian. The Adviser shall not be required to pay and each Fund shall assume and pay the charges and expenses of its operations, including compensation of the directors (other than those affiliated with the Adviser), charges and expenses of independent auditors, of legal counsel, of any transfer or dividend disbursing agent or any registrar of the Fund, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Fund, costs of share certificates and of reports, costs for keeping its books of account, costs for calculating the net asset value of the Funds as provided in Articles of Incorporation of the Corporation, membership dues in the Investment Company Institute or any similar organization, costs of reports and notices to shareholders, other like miscellaneous expenses and all taxes and fees payable to federal, state or other governmental agencies on account of the registration of securities issued by the Funds, filing of corporate documents or otherwise. No Fund shall pay or incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from the Adviser as herein provided without first obtaining the written approval of the Adviser.
The Adviser shall arrange, if desired by the Corporation, for officers of the Adviser to serve, without compensation from the Funds, as directors, officers or agents of the Corporation if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

     4. Subject to applicable statutes and regulations, it is understood that directors, officers, or agents of the Corporation are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Adviser may be interested in the Corporation otherwise than as a director, officer or agent.

     5. The Adviser shall not be liable for any error of judgment or of law, or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

     6. The Adviser has proprietary rights in the Funds' names and the Corporation's name. The Adviser may withdraw from the Fund or the Corporation the use of their names. In addition the Adviser reserves the right to grant the use of a similar name to another investment company or business enterprise. However, in doing so, the Adviser agrees to submit the question of continuing this investment advisory contract to a vote of the Funds' shareholders at the time.

     7. (a) The effective date of this Agreement with respect to each Fund shall be the date set forth on Exhibit A hereto.

          (b) Unless sooner terminated as hereinafter provided, this Agreement shall continue in effect with respect to each Fund for a period more than two years from the date of its execution but only as long as such continuance is specifically approved at least annually (i) by the Board of Directors of the Corporation or by the vote of a majority of the outstanding voting securities of the applicable Fund, and (ii) by the vote of a majority of the directors of the Corporation who are not parties to this Agreement or "interested persons", as defined in the Act, of the Adviser or of the Corporation cast in person at a meeting called for the purpose of voting of such approval.

          (c) This Agreement may be terminated with respect to any Fund at any time, without the payment of any penalty, by the Board of Directors of the Corporation or by the vote of a majority of the outstanding voting securities of such Fund, or by the Adviser, upon 60 days' written notice to the other party.

          (d) This Agreement shall terminate automatically in the event of its "assignment" (as defined in the Act).
          (e) No amendment to this Agreement shall be effective with respect to any Fund until approved by the vote of: (i) a majority of the directors of the Corporation who are not parties to this Agreement or "interested persons" (as defined in the Act) of the Adviser or of the Corporation cast in person at a meeting called for the purpose of voting on such approval; and (ii) a majority of the outstanding voting securities of the applicable Fund.

          (f) Wherever referred to in this Agreement, the vote or approval of the holders of a majority of the outstanding voting securities or shares of a Fund shall mean the lesser of (i) the vote of 67% or more of the voting securities of such Fund present at a regular or special meeting of shareholders duly called, if more than 50% of the Fund's outstanding voting securities are present or represented by proxy; or (ii) the vote of more than 50% of the outstanding voting securities of such Fund.

     8. As to the Wasatch-Hoisington U.S. Treasury Fund, the Adviser is hereby authorized, at its option and expense, to retain a sub-adviser or sub-advisers to assist the Adviser in furnishing investment advice to such Funds; provided that the Adviser shall be responsible for monitoring compliance by such sub-adviser(s) with the investment policies and restrictions of the Corporation and such Fund and with such other limitations or directions as the Board of Directors of the Corporation may from time to time prescribe. Any such retention of a sub-adviser shall be subject to approval by the Board of Directors of the Corporation and to the extent required by law, the shareholders of such Fund. Any appointment of a sub-adviser pursuant hereto shall in no way limit or diminish the Adviser's obligations and responsibility under this Agreement.

     9. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.
     10. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     IN WITNESS WHEREOF, the Corporation and the Adviser have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                    Wasatch Funds, Inc.



                    By



                    Wasatch Advisors, Inc.



                    By


                                   Exhibit A
                                       to
                         Advisory and Service Contract
                                    between
                            Wasatch Funds, Inc. and
                             Wasatch Advisors, Inc.


                                                             Annual
Fund                                  Effective Date      Advisory Fee
----                                  ---------------     ------------

Series A - Wasatch Aggressive        January 27, 1998         1.00%
  Equity Fund

Series B - Wasatch Growth            January 27, 1998         1.00%
  Fund

Series C - Wasatch-Hoisington        January 27, 1998         0.50%
  U.S. Treasury Fund

Series D - Wasatch Mid-Cap           January 27, 1998         1.25%
  Fund

Series E - Wasatch Micro-            January 27, 1998         2.00%
  Cap Fund

Series F - Wasatch World             January 27, 1998         1.50%
  Wide Fund

Series G - Wasatch Micro-            January 27, 1998         1.50%
  Cap Value Fund